                                     AGREEMENT FOR


                             THE PURCHASE AND SALE OF STOCK

                                          OF

                         SIERRA PRIMARY CARE MEDICAL GROUP, INC.


                                     BY AND AMONG

                            PROSPECT MEDICAL GROUP, INC.,
                        A CALIFORNIA PROFESSIONAL CORPORATION
                                      PURCHASER

                                         AND

                       SIERRA PRIMARY CARE MEDICAL GROUP, INC.,
                        A CALIFORNIA PROFESSIONAL CORPORATION
                                       COMPANY

                                         AND

                            SINNADURAI E. MOORTHY, M.D.,
                          KARUNYAN ARULANANTHAM, M.D. AND
                    THE ARULANANTHAM CHARITABLE REMAINDER TRUST
                                       SELLERS

                                  TABLE OF CONTENTS

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                                                                                        ----
1.   PURCHASE AND SALE OF STOCK:. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

2.   PURCHASE PRICE OF STOCK: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     2.1    Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     2.2    Purchase Price Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     2.3    Payment of the Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .2
     2.4    Other Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     2.5    Fair Market Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     2.6    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

3.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS:. . . . . . . . . . . . . . . . .3
     3.1    Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     3.2    Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     3.3    No Consent Required; No Violations. . . . . . . . . . . . . . . . . . . . . . .4
     3.4    No Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.5    Financial Statements, Books and Records . . . . . . . . . . . . . . . . . . . .4
     3.6    Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.7    Conduct of Practice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.8    No Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.9    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.10   Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.11   Right to Premises; Condition of the Property and Premises . . . . . . . . . . .7
     3.12   Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.13   Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.14   Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.15   No Litigation and Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.16   Violation of Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.17   No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.18   No Bankruptcy Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.19   Licensure and Reimbursement . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.20   Employees and Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . 10
     3.21   Employee Entitlements . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.22   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.23   Inspections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.24   Environmental Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.25   Primary Care Physicians . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.26   Bank Accounts; Securities . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.27   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.28   Articles of Incorporation and Bylaws. . . . . . . . . . . . . . . . . . . . . 13
     3.29   Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.30   Securities Law Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.31   No Untrue Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13


                                           i

                                                                                        Page
                                                                                        ----

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER:. . . . . . . . . . . . . . . 13
     4.1    Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.2    Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.3    No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.4    No Violation of Other Obligations . . . . . . . . . . . . . . . . . . . . . . 14
     4.5    No Consent Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.6    No Bankruptcy Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.7    No Untrue Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.8    Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.9    No Intent To Distribute . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.10   No Litigation and Insurance . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.11   Violation of Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.12   Licensure and Reimbursement . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.13   Inspections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

5.   OTHER COVENANTS: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.1    Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.2    Guaranty of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.3    Audit Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.4    Sierra Medical Group Partnership Interests. . . . . . . . . . . . . . . . . . 17
     5.5    Sellers' Access to Company Records. . . . . . . . . . . . . . . . . . . . . . 17
     5.6    Execution of Assignable Option Agreement. . . . . . . . . . . . . . . . . . . 17
     5.7    Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.8    Termination of Cross Purchase Agreement . . . . . . . . . . . . . . . . . . . 18
     5.9    Company's Employees; Prior Service Credit . . . . . . . . . . . . . . . . . . 18

6.   PURCHASERS' ACCESS TO RECORDS; CONFIDENTIAL INFORMATION; PUBLICITY:. . . . . . . . . 18
     6.1    Access to Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.2    Confidential Information. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.3    Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

7.   CLOSING; CONDITIONS TO OBLIGATIONS TO CLOSE: . . . . . . . . . . . . . . . . . . . . 19
     7.1    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.2    Deliveries by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.3    Deliveries by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     7.4    Conditions to Purchaser's Obligations . . . . . . . . . . . . . . . . . . . . 21
     7.5    Conditions to Seller's Obligation . . . . . . . . . . . . . . . . . . . . . . 22


                                              ii

                                                                                        Page
                                                                                        ----

8.   INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.1    Seller's Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.2    Purchaser's Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.3    Indemnification Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.4    Payment; Purchaser's Right to Offset. . . . . . . . . . . . . . . . . . . . . 24
     8.5    Limitation of Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . . 25

9.   PURCHASER'S CANCELLATION OF STOCK PURCHASE AGREEMENT . . . . . . . . . . . . . . . . 25
     9.1    Jeopardy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.2    Exercise of Cancellation Option . . . . . . . . . . . . . . . . . . . . . . . 25

10.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.1   Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.2   No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.3   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.4   Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.5   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.6   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.7   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.8   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.9   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.10  Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.11  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.12  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.13  Exhibits and Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.14  Survival of Indemnification, Representations and Warranties . . . . . . . . . 28
     10.15  Time of Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.16  Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.17  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     10.18  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     10.19  Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     10.20  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30


                     AGREEMENT FOR THE PURCHASE AND SALE OF STOCK


     THIS AGREEMENT FOR THE PURCHASE AND SALE OF STOCK ("Stock Purchase Agreement") is made and entered into as of the 23rd day of September, 1997, by and among Prospect Medical Group, Inc., a California professional corporation ("Purchaser"), as buyer, Sinnadurai E. Moorthy, M.D. ("Dr. Moorthy"), Karunyan Arulanantham, M.D. ("Dr. Arulanantham") and Karunyan Arulanantham, M.D. as Trustee of the Arulanantham Charitable Remainder Trust (the "Trust") (each a "Seller"; together "Sellers") and Sierra Primary Care Medical Group, Inc., a California professional corporation ("Company").

                                   R E C I T A L S

     This Stock Purchase Agreement is made with reference to the following facts and circumstances:

     A. Sellers own all of the capital stock of the Company, which owns and operates two medical practices (together, the "Practice"), which provide professional medical services in the cities of Palmdale and Lancaster, located in Los Angeles County, California;

     B. Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers all of the issued and outstanding stock (the "Stock") of the Company on the terms and conditions set forth in this Stock Purchase Agreement.

          NOW, THEREFORE, in consideration of the covenants and conditions contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   PURCHASE AND SALE OF STOCK:

     On the "Closing Date" (as defined in Section 7.1 herein), Sellers shall sell and assign to Purchaser, and Purchaser shall acquire from Sellers, all right, title and interest in and to the Stock, free and clear of all liens, mortgages, pledges, claims, security interests, title defects, encumbrances, charges and other restrictions of every kind (collectively, the "Liens") on the terms and subject to the conditions set forth in this Stock Purchase Agreement.

2.   PURCHASE PRICE OF STOCK:

     2.1 CONSIDERATION. Subject to the terms and conditions of this Stock Purchase Agreement, in reliance on the representations, warranties and covenants of the parties hereto and in full consideration of the sale, assignment and delivery of the Stock, Purchaser shall pay to the Sellers, or cause to be issued to Sellers, as applicable (i) Five Million Six Hundred Twenty Five Thousand Dollars ($5,625,000) in cash, plus (ii) two promissory notes ("Notes") in the aggregate principal amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) in the form of those attached hereto as Exhibits 2.3(a)(i) and 2.3(a)(ii), plus (iii) options to purchase 31,500 shares of the $0.01 par value common stock (the "Options") of Prospect Medical Holdings, Inc., a Delaware corporation ("Prospect Medical Holdings") at an exercise price of $5.00 per share, in the form of those attached hereto as Exhibits 2.1(a) and 2.1(b) in accordance with Section
2.3 below (the "Purchase Price").

     2.2 PURCHASE PRICE ALLOCATION. The Purchase Price shall be divided and allocated among the Sellers as follows:


                                 CASH           NOTE       OPTIONS
                              ----------     ----------    -------
          Dr. Arulanantham    $2,025,000     $1,125,000     15,750
          Dr. Moorthy         $2,812,500     $1,125,000     15,750
          Trust                 $787,500            -0-        -0-


     2.3  PAYMENT OF THE PURCHASE PRICE.

          (a) Purchaser shall pay Sellers in the aggregate, Five Million Six Hundred Twenty Five Thousand Dollars ($5,625,000) in cash. Such cash consideration shall be paid at the Closing, at which time the Notes will be signed by Purchaser and delivered to Sellers.

          (b) All sums payable in cash as set forth in Section 2.1 shall be payable to Sellers by way of wire transfer or cashier's check of immediately available funds into a deposit account designated in writing by Sellers.

     2.4 OTHER CONSIDERATION. As additional consideration for the execution of this Stock Purchase Agreement and the transactions contemplated hereby, the parties agree as follows

          (a) Purchaser (or Company) shall enter into three year employment agreements effective as of the Closing, with each of Dr. Moorthy and Dr. Arulanantham, respectively, in the form of those set forth as Exhibits 7.2(f)(i) and 7.2(f)(ii) attached hereto.

          (b) Purchaser also agrees to use its best efforts to cause Prospect Medical Holdings to issue the Options.

          (c) Purchaser or its affiliates shall direct, on behalf of Company, the payment of $250,000 to Sung Yang, M.D. ("Dr. Yang"), in consideration of Dr. Yang assigning his interest in Sierra Medical Group, a California general partnership (the "Partnership") to the Company.

     2.5 FAIR MARKET VALUE. The parties agree that the Purchase Price reflects the fair market value of the Stock and Non-Competition Agreements as valued by a third party, independent appraiser in accordance with accepted business practices for valuing the stock of professional medical practices. The parties agree no consideration is or will be paid for the value of any referrals (direct or indirect) to or from Purchaser, Sellers, or any of their affiliates.

     2.6 EXPENSES. Sellers shall be individually responsible for all federal, state and local taxes, transfer tax and documentary stamps, if any, through and including the date of Closing attributable to or arising out of the sale of the Stock to Purchaser and the arrangements in connection with the Closing of such sale. Further, Sellers agree that the Company's legal fees in excess of $30,000 shall be paid for by them individually.

3.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS:

     Sellers represent and warrant to Purchaser that the statements contained in this Article 3 will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Stock Purchase Agreement throughout this Article 3), except as otherwise specifically set forth in the schedules attached hereto and initialed by the parties. The schedules are numbered and lettered to correspond to the numbered and lettered sections contained in this Article 3. Notwithstanding the foregoing, it is understood and agreed that the matters set forth in Schedules 3.13(e), 3.15(b), 3.20, 3.21, 3.23, 3.26 and 3.27 are not intended to be exceptions to such representations and warranties, but are in response to information requested by such representations and warranties.

     3.1 ORGANIZATION. Company is a California professional corporation duly organized, validly existing and in good standing under the laws of the State of California. Company has all requisite authority to own, lease, and operate its business and to carry on its business as currently being conducted. Company is duly qualified to transact its business in the State of California and does not conduct business in any other state.

     3.2 AUTHORIZATION. Sellers have good title to the Stock, and full right, power, authority and legal capacity, to sell the Stock, to execute and deliver this Stock Purchase Agreement, and to carry out the transactions contemplated hereby without the consent of any other person. All action on the part of Sellers and Company necessary for the authorization, execution, delivery and performance of this Stock Purchase Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Stock Purchase Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity. At the Closing, Purchaser will acquire good title to the Stock free and clear of all Liens. Sellers are the only shareholders of Company. The authorized number of shares of Company is Five Thousand (5,000), all of one class, of which only One Thousand (1,000) shares are issued and outstanding, fully paid and nonassessable
and held by Sellers.   Of such 1,000 outstanding shares, 500, 400 and 100 shares
are owned by Dr. Moorthy, Dr. Arulanantham and the Trust, respectively. The Stock was issued in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 3.2, Sellers have full voting power over the Stock, subject to no outstanding subscriptions, options, rights, convertible securities, preemptive rights, buy-sell agreements, or any agreements or commitments of any kind that obligate Company or the Sellers to (a) purchase or otherwise receive or be issued any shares of Stock or any security or liability of any kind convertible into or exchangeable for any such Stock, (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of Company, (c) convert or exchange any securities for shares of Stock, (d) participate in the equity, income or election of directors or officers of Company, or (e) take or refrain from taking any actions as shareholders of the Company. Other than this Agreement and the transactions contemplated hereby, there is no contract, commitment or agreement between Sellers and any other person with respect to the disposition of any shares of the Stock. At the Closing, the Stock will represent all right, title and interest in the Practice.

     3.3 NO CONSENT REQUIRED; NO VIOLATIONS. Except as set forth in Schedule 3.3, neither the execution of this Stock Purchase Agreement by Sellers, nor the performance by Sellers of their obligations hereunder requires the consent of any third party, which has not been obtained and delivered to Purchaser. Except as set forth in Schedule 3.3, neither this Stock Purchase Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which the Company or any of the Sellers is a party or by which the Company or a Seller may be bound. Except as set forth in Schedule 3.3, neither this Stock Purchase Agreement nor any of the transactions contemplated hereunder violates, or shall, to the best knowledge of Sellers, violate, conflict with, result in a default under or breach any legally protected right of any individual or entity or the articles of incorporation or bylaws of the Company.

     3.4 NO DEFAULT. Except as set forth in Schedule 3.4, Company is not in default under the terms of any lease, contract, document, understanding, agreement or instrument to which it is a party or by which it is bound, nor has any event occurred that will constitute a default by Company under any of the same following the passage of time or consummation of any of the transactions contemplated hereunder, nor has Company or Sellers received any notice of any default under any of the same. To the best knowledge of the Sellers, except as set forth in Schedule 3.4, no acceleration or other right to accelerate, terminate, modify, cancel, create a security interest, or otherwise change any existing agreement will be created as a result of the consummation of any of the transactions contemplated hereunder.

     3.5  FINANCIAL STATEMENTS, BOOKS AND RECORDS.     Sellers have previously
delivered to Purchaser (i) an audited statement of operations and accumulated deficit, statement of cash flows and notes for the fiscal year ended
December 31, 1996, and the Company's audited balance sheet at December 31, 1996 (the "Audited Company Financial Statements"); and (ii) an unaudited statement of operations and accumulated deficit, statement of cash flows for the fiscal period ended June 30, 1997, and the Company's unaudited balance sheet at June 30, 1997 (the "Unaudited Company Financial Statements"). The audited balance sheet of Company is hereinafter referred to as the "Company Balance Sheet," and the Audited Company Financial Statements and Unaudited Company Financial Statements are hereinafter referred to collectively as the "Company Financial Statements." The Audited Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, and fairly present the financial position of Company and the results of its operations as of the date and for the periods indicated thereon. At the date of the Company Balance Sheet (the"Company Balance Sheet Date") and as of the Closing Date, Company will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the Company Balance Sheet or the accompanying notes thereto except for liabilities incurred in the ordinary course of business since the date of said balance sheet which are usual and normal in amount and those liabilities which are set forth in Schedule 3.5. The reserves reflected in the Audited Company Financial Statements for IBNR are adequate provisions for such liabilities and have been established in accordance with GAAP consistently applied.

     3.6 ACCOUNTS RECEIVABLE. The accounts receivable of the Company in the Company Financial Statements and arising thereafter (the "Accounts Receivable") to the extent uncollected as of the date hereof, are valid and existing and represent monies due for services performed and are not subject to any liens, pledges, claims, security interests, title defects, encumbrances, charges and other restrictions other than normal allowances, contractual adjustments and reserves for uncollectibles; there are no other refunds, discounts or setoffs payable or assessable with respect to the Accounts Receivable. To the best knowledge of the Sellers, the Accounts Receivable are not subject to any defenses, counterclaims or set-offs and collection of the Accounts Receivable has been in the ordinary course of business.

     3.7 CONDUCT OF PRACTICE. Between the date of the execution of this Stock Purchase Agreement and the Closing, Sellers shall (a) cause the Company to carry on the Practice in substantially the same manner as it has previously done, (b) use their best efforts to maintain and preserve the assets of Company in good condition and repair, and to prevent the imposition of any Liens on such assets,
(c) use their best efforts to preserve the Practice and its relationships with all patients and payors, (d) not liquidate or dissolve Company, take any steps to do same, or inform any third person or entity that Company or Sellers have done or intend to do the same, (e) not permit the Company to enter into any material agreements without the written consent of Purchaser, which consent shall not be unreasonably withheld, and (f) not permit the Company to enter into any material transactions not in the ordinary course of business without the written consent of Purchaser, which consent shall not be unreasonably withheld.

     3.8  NO MATERIAL CHANGES.

          (a) Except as contemplated hereby or consented to by Purchaser, between the date of this Stock Purchase Agreement and the Closing there will not have been:

               (i) any material adverse change in the Practice. For the purpose of this Section 3.8, "material adverse change" shall mean a net reduction in the number of the Company's covered lives of more than five percent (5%) from February 28, 1997. As of such date, Company had 15,102 covered lives. Covered lives shall be limited to patients who are enrolled in prepaid health plans with which the Company contracts as a provider;

              (ii) any voluntary or involuntary sale, assignment, license or other disposition, of any kind, of any material property or material right of the Practice other than as set forth in Schedule 3.8(a)(ii); or

             (iii) resignations by, or terminations of, four or more employee-physicians of the Partnership.

          (b) Except as contemplated hereby or consented to by Purchaser, between the date of this Stock Purchase Agreement and the Closing, neither Seller nor Company:

               (i) shall incur any debts, liabilities or obligations of any kind, whether absolute or contingent, due or to become due, or any security interests, liens, loans encumbering the

Practice, or any other encumbrances incurred by Company or by Sellers in connection with the Practice except for:

                    A. current liabilities incurred for services rendered or goods supplied in the ordinary course of the operations of the Practice;

                    B. liabilities on account of taxes and governmental charges not yet due, but not penalties, interest or fines in respect thereof; or

                    C. obligations or liabilities incurred by virtue of the execution of this Stock Purchase Agreement.

              (ii) shall pay any extraordinary compensation, bonuses or distributions to Sellers, or any employee of Company or Sellers, except as set forth on Schedule 3.8(b)(ii) hereto. Notwithstanding the foregoing, Purchaser agrees that Company will pay bonuses to its employees and/or shareholders in a manner that is consistent with past practices.

          (c) Except for the transactions contemplated by this Stock Purchase Agreement, or consented to by Purchaser, the Company shall have at the Closing:

               (i) a current ratio of no less than the current ratio derived from the Audited Company Financial Statements;

              (ii) no increase in the amount of long term liabilities reported in the Audited Company Financial Statements; and

             (iii) no decrease in stockholders' equity reported in the Audited Company Financial Statements;

     3.9 TAXES. Except as set forth in the Company Financial Statements there are no delinquent federal or state corporate income or franchise taxes or any federal, state or local corporate income or franchise tax assessments due or owing by Company. No extensions of time or requests therefor or waiver thereof have been made or are presently pending or effective with respect to such reports, returns or taxes ("Taxes"). Company has timely filed or will cause to be filed on its own behalf and on behalf of the Partnership all tax returns (federal, state and local) required to be filed on or before the Closing Date, and all Taxes shown to be due and payable on said returns have been paid. There are no actions, suits, proceedings, investigations, audits, claims or liens now pending against or related to Company or the Partnership regarding any tax or assessment. No claim for any additional tax, assessment or reassessment is being asserted against the Company or proposed by any tax authority; and Sellers have not been notified of, and there are no facts or circumstances known to the Company or Sellers which could result in any claim being asserted with respect to any such Taxes. There is no action, dispute, suit, proceeding, investigation or audit pending or threatened against the Company in respect of any Taxes.

     3.10 TITLE TO ASSETS. The assets of the Company are free and clear of all Liens except as expressly described in Schedule 3.10.

     3.11 RIGHT TO PREMISES; CONDITION OF THE PROPERTY AND PREMISES.  Company
(i) has valid and enforceable leases for the premises in which the offices of the Practice are located ("Premises") and (ii) there are no unpaid rental payments or any other applicable amounts now due and payable by Company with respect to the Premises or any uncured default by Company, and no governmental condemnation proceedings are threatened or in process. To the best knowledge of the Sellers, all of Company's fixtures, equipment and furniture in the Premises are (a) in good repair and operating condition, (b) free from any material defects, except for normal wear and tear, and (c) fit for the purposes for which they are being used.

     3.12 INVENTORY. On the Closing Date, the inventory set forth in the Company Financial Statements, and otherwise reflected in the Company books and records, shall consist of items of a quality and quantity normally maintained on hand by Company and in compliance with all applicable laws and regulations.

     3.13 CONTRACTS.

          (a) Sellers have furnished to Purchaser, for Purchaser's inspection and review, true and complete copies of all contracts, agreements, leases, documents, written understandings, instruments, loan documents and security agreements to which the Company is a party, and any and all other documents concerning any Liens against the Stock or any asset of the Company, in each case in excess of $10,000.

          (b) There are no guarantees by the Company of any obligations or indebtedness whatsoever of the Sellers, or any third person or entity.

          (c) The Company and Sellers are not parties to, or bound by, any contract which in any manner limits or restricts them from competing in any line of business or carrying on or expanding the nature or geographical scope of their business.

          (d) The contracts of Company referred to in Section 3.13(a) are valid, binding and enforceable obligations and in full force and effect and have been entered into in the ordinary course of business or otherwise, consistent with past practice, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity. Company and Sellers have not received any notice from any other party to a contract of the termination or threatened termination, thereof, nor any material claim, dispute or controversy with respect thereto, and to Seller's best knowledge, no other event has occurred which would allow any other party to terminate any such contract of Company, nor have Sellers received notice of any asserted claim of default, breach or violation of, any such contract which failure of performance or default would be materially adverse to the business, condition (financial or otherwise), operations, results of operations, net worth, working capital, assets, reserves or prospects of Company, taken as a whole, except as set forth in Schedule 3.13.

          (e) Schedule 3.13(e) attached hereto contains a true and complete list of all leases pursuant to which the Company leased or leases any real property interest (the "Leases"), whether as lessor or lessee. The Company enjoys peaceful and undisturbed possession under all of the Leases under which they are lessee, and none of the Leases is in default in any material respect.

     3.14 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Company or Sellers, except as set forth in Schedule 3.14.

     3.15 NO LITIGATION AND INSURANCE. Except as set forth in Schedule 3.15, there is no pending litigation, judgment, appeal, investigation or asserted claim ("Action") or, to Company's and Sellers' best knowledge, any threatened Action relating to the Company or employees thereof, and Sellers are not aware of any facts or circumstances existing as of July 15, 1997, which could serve as a basis for an Action against or affecting the Company or which seeks or threatens to restrain, enjoin or prohibit or to obtain damages from the Company. Except as set forth in Schedule 3.15(a), neither Company nor Sellers are subject to any judgment, decree, order or writ of any court, agency, authority, arbitration panel or other tribunal which would materially and adversely affect the Company. The Company has maintained with financially responsible insurance companies insurance in such amounts and against such risks and losses as is customary for persons or companies engaged in its business, including insurance against personal injury, property damage to third persons and medical malpractice. Set forth in Schedule 3.15(b) is a list of all policies of liability, property damage, fire, workers' compensation, employer's liability, malpractice, casualty or other forms of insurance owned or carried by the Company and the names of insurance agents and/or brokers providing this insurance coverage, and of all performance bonds and letters of credit securing any of their obligations or maintained in the conduct of their businesses. All such insurance is in full force and effect on the date hereof as evidenced by certificates of insurance for each insurance policy listed in Schedule 3.15(b), of which true and complete copies dated no more than twenty (20) business days prior to the date of Closing shall be delivered to Purchaser at the Closing. Neither the Company nor the Sellers have received any notification from any insurance carrier denying or disputing any claim made on any policies, denying or disputing any coverage for any claim, denying or disputing the amount of any claim, or regarding the possible cancellation or material limitation of any such policies, all of which will be in effect at the Closing Date unless provision has been made for the cancellation thereof as of the Closing Date with the consent of the Purchaser.

     3.16 VIOLATION OF LAWS. To the best knowledge of the Sellers, neither Company nor Sellers are in violation of any law, rule, regulation or administrative or judicial order pertaining to the Practice and which is material to the conduct of the Practice (including, without limitation, licensing, health care, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Stock Purchase Agreement would violate where such violation would have a materially adverse effect on the Company. The Company has not been charged with, threatened with, nor is under any investigation with respect to, any charge concerning any violation of any provision of any such law, rule, regulation or order.

     3.17 NO BROKERS OR FINDERS. Neither Company nor Sellers have incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Stock Purchase Agreement, and if either Company or Sellers incurred any such liability, such liability shall be and remain the sole responsibility of the Sellers, and Company and Sellers shall indemnify, defend and hold Purchaser harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees), arising out of or relating to such liability.

     3.18 NO BANKRUPTCY PROCEEDINGS. Neither Company nor any Seller on behalf of Company has (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or compromise to its creditors generally.

     3.19 LICENSURE AND REIMBURSEMENT. Sellers and Company represent and warrant that:

          (a) Each of Sellers' and Company's (including the Partnership) employee-physicians is duly licensed to practice medicine in the State of California; and Company has all licenses, permits, approvals, authorizations, consents, franchises and orders of all governmental and regulatory authorities (collectively, the "Permits") necessary for the conduct of its business as presently conducted. There is no proceeding pending or threatened that disputes the validity of any such Permit or, to the best knowledge of Sellers, that may result in the revocation, cancellation or suspension or any material adverse modification of any of such Permits.

          (b) Company is participating as a provider in the Medicare and Medi-Cal programs and in other governmental health care payment programs, and has been and will continue to be authorized to receive reimbursement from such programs for fees and charges incurred for their services by eligible patients. Neither Company nor Sellers have received any notice that any such participation or authorization has been or is threatened to be terminated or, in any material respect, restricted, and neither Company nor Sellers know of any basis for any such termination or restriction. There is no federal or state investigation pending or, to the best of Company's and Seller's knowledge, contemplated, that will have a materially adverse impact upon Company's reimbursement status or on any employed Physician's license to practice medicine in California. Neither Company nor Sellers have received any notice of action nor, to the best of their knowledge, is there any threatened or likely action by the Medicare or Medi-Cal program or any carrier, to recoup or challenge any Medicare or Medi-Cal reimbursement that Company or Sellers have received or for which any of them currently has a claim pending, for services rendered at or in connection with the Practice, except in each case adjustments to billed amounts to comply with HCFA reimbursement rates or other applicable reimbursement schedules.

          (c) To the best knowledge of Sellers, all billing practices by Company to all third party payors, including but not limited to the Medicare and Medi-Cal programs and private insurance companies, have been correct and in compliance with all applicable regulations and policies of all such third party payors, and Company has not billed for or received any payment or reimbursement in excess of amounts permitted by law.

          (d) To the best knowledge of Sellers, neither Company, its directors, officers, employees, affiliates or agents, nor Sellers or their affiliates or agents on behalf of the Company, have directly or indirectly (i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of Company in order to obtain business or payments from such persons, not in the ordinary and lawful course of business; (ii) given or received, or agreed to give or receive, or are aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person not in the ordinary and lawful course of business; (iii) made or agreed to make, or are aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make or are aware that there has been made or that there is any intention to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

          (e) To the best knowledge of Sellers, neither Company, its directors, officers, employees or agents, nor Sellers are or during the past twenty-four months have been, a party to any contract, lease, agreement or arrangement, including but not limited to any joint venture or consulting agreement with any physician, hospital, nursing facility, home health agency or other person who is in a position to make and did make, receive or influence referrals to or from Company, provide services, lease space, lease equipment or engage in any other venture or activity in any manner which was not in compliance with applicable law.

     3.20 EMPLOYEES AND EMPLOYEE BENEFITS. Schedule 3.20 contains a complete list of the names, positions and current annual salaries or wage rates and all bonus and other compensation arrangements of any kind, of all full-time and part-time employees, directors or officers of the Company (including physicians employed by the Partnership), specifying their names, titles, full or part-time status and aggregate compensation payable to each, by means of wages, salaries, bonuses, or otherwise and all salary increases and/or bonuses payable to any employee between the date of this Stock Purchase Agreement and the Closing. Sellers shall fully accrue, prior to the Closing (assuming the Closing occurs on the date set forth in Section 7.1) with respect to each person listed on Schedule 3.20, the aggregate amount of: (a) accrued vacation and sick leave pay, (b) employer contributions accrued or committed under each pension, profit-sharing, medical, dental, life insurance or retirement plan or similar arrangement (provided that, with the consent of Purchaser, which shall be held harmless from liability by Sellers, these amounts may be paid on the date on which such contributions would be due in the absence of this Stock Purchase Agreement), and (c) any other accrued benefits to which each person listed on Schedule 3.20 or such persons who have terminated as of the Closing Date may be entitled, as accrued up to and including the Closing. Company was not a party to or bound by any collective bargaining agreement or any other agreement with a labor union and to the best knowledge of Sellers, there has been no effort by any labor union during the twenty-four (24) months prior to the Closing to organize any employees of Company (or the Partnership) into one or more collective bargaining units. There has been no strike, walkout or work stoppage involving any of the employees of Company during the twenty-four
(24) months prior to the date of Closing. There is not pending or, to the best knowledge of Sellers, threatened, any labor dispute, strike or work stoppage which affects or which may affect Company or which may interfere with its continued operation in any manner.

     3.21 EMPLOYEE ENTITLEMENTS. Except as described on Schedule 3.21 Company does not maintain, contribute to or sponsor, and has not at any time maintained, contributed to or sponsored: (a) any non-qualified deferred compensation or retirement plans or arrangements, (b) any qualified defined contribution retirement plans or arrangements, (c) any qualified defined benefit pension plan, (d) any other profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy under which former employees or beneficiaries are entitled or current employees will be entitled following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law (collectively, "Benefit Plans"), or (e) any summary description of the foregoing that has been distributed to employees. True and complete copies of each Benefit Plan, related trust agreements or annuity contracts (or any other funding instruments), the most recent determination letter issued by the Internal Revenue Service (the "IRS") with respect to each Benefit Plan that is a "pension plan" as defined in Section 3 of ERISA, Annual Reports on Form 5500 Series required to be filed with any governmental agency for any such Benefit Plan for the two (2) most recent plan years and all actuarial reports prepared for the last three (3) years of each Benefit Plan that is a pension plan, other than an "individual account plan," have heretofore been delivered by Sellers to Purchaser. Prior to the Closing, Company will have adopted a resolution of its board of directors and shareholders terminating or suspending Company's Benefit Plan and suspending payments thereto, pending confirmation of such termination or suspension, unless Company and Purchaser arrive at an understanding to enable participants in Company's Benefit Plan to become participants in Purchaser's Benefit Plan.

     3.22 CONFIDENTIALITY. To the best knowledge of Sellers, the Company has maintained the confidentiality of all business and patient records as required by and in conformance with all applicable state and federal laws and regulations and Company has not transferred any patient records to any individual or entity against the request of any patient regarding transferring his or her patient information or records.

     3.23 INSPECTIONS.   Except as described on Schedule 3.23, (a) neither the
Company nor the Practice have been inspected by any governmental agency during the five (5) years prior to the date hereof; and (b) all matters which were noted by any such governmental agency as requiring correction or modifications which were requested or recommended, have been corrected so that the Company, is to the best knowledge of Sellers, in compliance. In addition, Schedule 3.23 shows the present status of each such noted matter in the event the Company has not taken or complied with any corrective Action.

     3.24 ENVIRONMENTAL CONDITIONS. To the best knowledge of Sellers and the Company there are no (a) material defects in the physical condition of the Premises; (b) unremediated material incidents of non-compliance regarding the Premises with zoning, land use, building, safety and fire laws; and
(c) unremediated material incidents of non-compliance of the Premises with respect to applicable environmental laws, rules and regulations. To the best knowledge of Sellers and except as set forth in Schedule 3.24, no "Hazardous Substances" (as defined below) have been released on any part of the Premises and no soil, air, surface water, ground water or structural contamination exists on any of the Premises. As used herein "Hazardous Substances" shall include (i) all of those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances", or "solid waste" in (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), as amended,
(b) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ. ("RCRA"), and (c) the Hazardous Materials Transportation Act, 49 U.S.C. Appx. Section 1801, ET SEQ., and in the regulations promulgated pursuant to said laws or any amendment thereto or replacement thereof; (ii) all of those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (40 CFR Part 302 and amendments thereto) as hazardous substances; (iii) all of those substances defined as "hazardous wastes" in Sections 25100 ET SEQ. of the California Health & Safety Code, or as "hazardous substances" in Sections 25316 and 25281 of the California Health & Safety Code or Section 736(f)(3) of the California Code of Civil Procedure, or as "waste," "pollution," or "contamination" in Sections 13000 ET SEQ. of the California Water Code, and in the regulations promulgated pursuant to said laws or any replacement thereof; and (iv) all other substances, materials and wastes which are regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations, or classified or identified as posing a threat to human health or the environment, including without limitation federal laws and regulations and California law set forth above, and any radioactive wastes or substances. The term "Hazardous Substances" does not include consumer products which are used in accordance with their intended use.

     3.25 PRIMARY CARE PHYSICIANS. No primary care physician employed by the Company or the Partnership, on a full-time or part-time basis, has informed Company or Sellers of his or her intention to terminate such employment, and Sellers have no actual knowledge, directly or indirectly, that any such physician intends to terminate such employment.

     3.26 BANK ACCOUNTS; SECURITIES. Schedule 3.26 contains a true, correct and complete listing of all bank, brokerage, checking, depositary and similar accounts, lockboxes and safe deposit boxes maintained by the Company as of the date of Closing and at any time during the twelve (12) month period preceding the date of Closing; this listing includes with respect to each such account (a) the account number, (b) the nature or purpose of the account, (c) the name and address of the institution at which the account is maintained, and (d) the names of the authorized signatories on the account. Schedule 3.26 also contains a complete and accurate list of all investments in and securities of other corporations or businesses owned by the Company, together with a description of any restrictions affecting the transfer thereof.

     3.27 SUBSIDIARIES. Except as described in Schedule 3.27, the Company has no subsidiaries or affiliates and does not directly or indirectly own either an equity or debt interest in any corporation, partnership, limited liability company, business trust, joint venture, joint stock company, association or other business entity except for the Sellers' interest in the Partnership.

     3.28 ARTICLES OF INCORPORATION AND BYLAWS. Copies of the Articles of Incorporation and the Bylaws of the Company as amended to the date hereof, certified by its Secretary as well as copies of the minute books and stock records of the Company which have been delivered to Purchaser are true and complete copies of such instruments as of the date hereof and as of the Closing Date are and will be in full force and effect on such dates.

     3.29 INTELLECTUAL PROPERTY. Schedule 3.29 sets forth a true and complete list of all patents, trademarks, trade names or service marks that the Company is licensed under or uses. To the best knowledge of Sellers, none of the Company's business activities infringes upon the patent, trademark, trade name or service mark rights of any third party.

     3.30 SECURITIES LAW COMPLIANCE. Sellers represent and warrant that the sale of the Stock in the manner contemplated hereby and pursuant hereto, is (a) exempt from the registration requirements of the Securities Act of 1933, as amended, and (b) exempt from qualification under the California Corporate Securities Law of 1968, as amended.

     3.31 NO UNTRUE STATEMENTS. Sellers represent and warrant that (a) neither Company nor Sellers have made any materially untrue statement or representation in connection with this Stock Purchase Agreement, and (b) neither Company nor Sellers have failed to state or disclose any material fact in connection with the transactions contemplated by this Stock Purchase Agreement which under the circumstances, is required to be disclosed.

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER:

     Purchaser hereby represents and warrants to Sellers that:

     4.1 ORGANIZATION. Purchaser is a California professional corporation validly existing and in good standing under the laws of the State of California. All of Purchaser's outstanding shares of capital stock are owned by a single registered holder who is duly licensed to practice medicine in the State of California.

     4.2 AUTHORITY. Purchaser has the corporate power and authority to enter into this Stock Purchase Agreement and to consummate the transactions contemplated hereby. All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Stock Purchase Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Stock Purchase Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity.

     4.3 NO BROKERS OR FINDERS. Except for Legend Capital Corporation, Purchaser has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Stock Purchase Agreement, and if Purchaser incurred any such liability, such liability shall be and remain the sole responsibility of Purchaser, and Purchaser shall indemnify, defend and hold Sellers harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees), arising out of or relating to such liability.

     4.4 NO VIOLATION OF OTHER OBLIGATIONS. Neither this Stock Purchase Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Purchaser is a party or by which it may be bound, or any lease, contract, document, understanding, agreement or instrument affecting Purchaser. Neither the execution and delivery of this Stock Purchase Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate any provision of the articles of incorporation or bylaws of the Purchaser or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Purchaser.

     4.5 NO CONSENT REQUIRED. Except for the consent of Imperial Bank, a California banking corporation ("Imperial Bank"), neither the execution of this Stock Purchase Agreement by Purchaser, nor the performance by Purchaser of its obligations under this Stock Purchase Agreement, requires the consent of any third party that will not have been obtained and delivered to Sellers prior to the Closing Date.

     4.6 NO BANKRUPTCY PROCEEDINGS. Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary proceeding in bankruptcy or suffered the filing of any involuntary petition by Purchaser's creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of the assets, properties or business of Purchaser,
(d) suffered the attachment or other judicial seizure of all or substantially all of the assets, properties or business of Purchaser, (e) admitted in writing its inability to pay its debts as such debts become due, or (f) made an offer of settlement, extension or compromise to its creditors generally.

     4.7 NO UNTRUE STATEMENTS. To the best of Purchaser's knowledge, (a) Purchaser has made no untrue statement or representation in connection with this Stock Purchase Agreement, and (b) Purchaser has not failed to state or disclose any material fact in connection with the transactions contemplated by this Stock Purchase Agreement.

     4.8 PERFORMANCE. Purchaser shall perform its obligations under this Stock Purchase Agreement, including the ancillary agreements and the forms of which are attached hereto as exhibits.

     4.9 NO INTENT TO DISTRIBUTE. Purchaser is acquiring the Stock for its own account and not with a view toward sale or other distribution thereof.

     4.10 NO LITIGATION AND INSURANCE. Except as set forth in Schedule 4.10(a), there is no pending Action relating to the Purchaser or employees thereof, and Purchaser is not aware of any facts or circumstances existing as of July 15, 1997, which could serve as a basis for an Action against or affecting the Purchaser or which seeks or threatens to restrain, enjoin or prohibit or to obtain damages from the Purchaser. Purchaser is not subject to any judgment, decree, order or writ of any court, agency, authority, arbitration panel or other tribunal which would materially and adversely affect the Purchaser. Purchaser has maintained with financially responsible insurance companies insurance in such amounts and against such risks and losses as is customary for persons or companies engaged in its business, including insurance against personal injury, property damage to third persons and medical malpractice. Set forth in Schedule 4.10(b) is a list of all policies of liability, property damage, fire, workers' compensation, employer's liability, malpractice, casualty or other forms of insurance owned or carried by the Purchaser and the names of insurance agents and/or brokers providing this insurance coverage, and of all performance bonds and letters of credit securing any of their obligations or maintained in the conduct of their businesses. All such insurance is in full force and effect on the date hereof as evidenced by certificates of insurance for each insurance policy listed in Schedule 4.10(b), of which true and complete copies dated no more than twenty (20) business days prior to the date of Closing shall be delivered to Seller at the Closing. The Purchaser has not received any notification from any insurance carrier denying or disputing any claim made on any policies, denying or disputing any coverage for any claim, denying or disputing the amount of any claim, or regarding the possible cancellation or material limitation of any such policies, all of which will be in effect at the Closing Date unless provision has been made for the cancellation thereof as of the Closing Date with the consent of the Sellers.

     4.11 VIOLATION OF LAWS. To the best knowledge of Purchaser, Purchaser is not in violation of any law, rule, regulation or administrative or judicial order pertaining to the Purchaser's business and which is material to the conduct of the Purchaser's business (including, without limitation, licensing, health care, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Stock Purchase Agreement would violate where such violation would have a materially adverse effect on the Purchaser. Purchaser has not been charged with, threatened with, nor is under any investigation with respect to, any charge concerning any violation of any provision of any such law, rule, regulation or order.

     4.12 LICENSURE AND REIMBURSEMENT.  Purchaser represents and warrants that:

          (a) Each of Purchaser's employee-physicians is duly licensed to practice medicine in the State of California; and Purchaser has all Permits necessary for the conduct of its business as presently conducted. There is no proceeding pending or threatened that disputes the validity of any such Permit or, to the best knowledge of Purchaser, that may result in the revocation, cancellation or suspension or any material adverse modification of any of such Permits.

          (b) Purchaser is participating as a provider in the Medicare and Medi-Cal programs and in other governmental health care payment programs, and has been and will continue to be authorized to receive reimbursement from such programs for fees and charges incurred for their services by eligible patients. Purchaser has not received any notice that any such participation or authorization has been or is threatened to be terminated or, in any material respect, restricted, and Purchaser does not know of any basis for any such termination or restriction. There is no federal or state investigation pending or, to the best of Purchaser's knowledge, contemplated, that will have a materially adverse impact upon Purchaser's reimbursement status or on any employed physician's license to practice medicine in California. Purchaser has not received any notice of action nor, to the best of its knowledge, is there any threatened or likely action by the Medicare or Medi-Cal program or any carrier, to recoup or challenge any Medicare or Medi-Cal reimbursement that Purchaser has received or for which any of them currently has a claim pending, for services rendered at or in connection with Purchaser's business, except in each case adjustments to billed amounts to comply with HCFA reimbursement rates or other applicable reimbursement schedules.

          (c) To the best knowledge of Purchaser, all billing practices by Purchaser to all third party payors, including but not limited to the Medicare and Medi-Cal programs and private insurance companies, have been correct and in compliance with all applicable regulations and policies of all such third party payors, and Purchaser has not billed for or received any payment or reimbursement in excess of amounts permitted by law.

          (d) To the best knowledge of Purchaser, neither Purchaser, its directors, officers, employees, affiliates or agents have directly or indirectly
(i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of Purchaser in order to obtain business or payments from such persons, not in the ordinary and lawful course of business; (ii) given or received, or agreed to give or receive, or are aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person not in the ordinary and lawful course of business;
(iii) made or agreed to make, or are aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make or are aware that there has been made or that there is any intention to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

          (e) To the best knowledge of Purchaser, none of Purchaser's directors, officers, employees or agents are or during the past twenty-four months have been, a party to any contract, lease, agreement or arrangement, including but not limited to any joint venture or consulting agreement with any physician, hospital, nursing facility, home health agency or other person who is in a position to make and did make, receive or influence referrals to or from Purchaser, provide services, lease space, lease equipment or engage in any other venture or activity in any manner which was not in compliance with applicable law.

     4.13 INSPECTIONS.   Except as set forth in Schedule 4.13, (a) the Purchaser
has not been inspected by any governmental agency during the five (5) years prior to the date hereof; and (b) all matters which were noted by any such governmental agency as requiring correction or modifications which were requested or recommended, have been corrected so that the Purchaser is, to the best knowledge of the Purchaser, in compliance. In addition, Schedule 4.13 sets forth the present status of each such noted matter in the event the Purchaser has not taken or complied with any corrective Action.

5.   OTHER COVENANTS:

     5.1 LEASES. At the Closing, Sierra Medical Management, Inc. or an affiliate shall enter into five (5) year commercial leases ("Amended Leases") with the Sellers for the three (3) premises at which Company currently conducts its practice in the cities of Palmdale and Lancaster, in the form of such Amended Leases set forth in Exhibit 5.1 attached hereto.

     5.2 GUARANTY OF NOTES. Purchaser agrees to cause Prospect Medical Holdings, Inc. to execute and deliver a guaranty of payment of the Notes at the Closing in the form of Exhibit 5.2 hereto.

     5.3 AUDIT COSTS. The cost of the audit related to the Company Financial Statements as described in Section 3.5 shall be borne exclusively by Purchaser.

     5.4 SIERRA MEDICAL GROUP PARTNERSHIP INTERESTS. Prior to the Closing, the interests of the Sellers and Sung Yang, M.D., in the Partnership will be acquired by the Company pursuant to assignments of Partnership interests and related documents, collectively in the form of Exhibit 5.4 attached hereto. Sellers shall use their best efforts to cause each employee of the Partnership to assign such employee's employment agreement with the Partnership to the Company, effective as of the Closing.

     5.5 SELLERS' ACCESS TO COMPANY RECORDS. Following the Closing, Sellers shall be granted access during business hours to Company's books and records to the extent necessary to prepare Sellers' tax returns.

     5.6 EXECUTION OF ASSIGNABLE OPTION AGREEMENT. Immediately following the Closing, Company and Sierra Medical Management, Inc. shall enter into that Assignable Option Agreement in the form of that attached hereto as Exhibit 5.6.

     5.7 MERGER. The parties agree to use their best efforts to cause, concurrent with the Closing, the Merger of Sierra Medical Management, Inc. with and into Prospect Acquisition Corporation, Inc.

     5.8 TERMINATION OF CROSS PURCHASE AGREEMENT. Prior to, or concurrent with, the Closing, Sellers shall terminate that certain Cross Purchase Agreement between the shareholders of Sierra Primary Care Associates d/b/a Sierra Medical Group, dated as of July 15, 1992.

     5.9 COMPANY'S EMPLOYEES; PRIOR SERVICE CREDIT. Following the Closing, Purchaser shall, to the extent possible, provide Company's employees with prior service credit for any Benefit Plans maintained by Purchaser or Prospect Medical Holdings in which such employees would otherwise be entitled to participate.

6.   PURCHASERS' ACCESS TO RECORDS; CONFIDENTIAL INFORMATION; PUBLICITY:

     6.1 ACCESS TO RECORDS. Between the date of the execution hereof and the Closing, Purchaser, its appraisers, accountants, consultants, counsel and other representatives, shall have access during or after normal business hours, upon reasonable notice, to the tax returns, books, records, licenses, certifications, contracts, agreements and all other relevant documentation of Company. Neither Purchaser nor its representatives shall disclose the contents of any of said materials that Purchaser has discovered in the course of its due diligence ("Due Diligence") to any third party without prior written consent of Company, except:
(a) as required by law, including, but not limited to, civil litigation arising out of this Stock Purchase Agreement or the transactions contemplated hereunder;
(b) to the extent covered by the Memorandum of Intent by and between Purchaser and Sellers, but only with respect to information contained in any such materials that were delivered by Company or Sellers and in Purchaser's possession prior to the date hereof; and (c) information contained in any such materials that is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its agents or employees in violation of this Section through a third party's breach of its agreement with Company or Sellers to maintain the confidentiality of such materials (collectively, the "Exceptions").

     6.2 CONFIDENTIAL INFORMATION. Each of the parties hereto agrees that at all times prior to or following the Closing Date it shall not use for its or their benefit or for any third party's benefit, any confidential information or trade secrets of any other party or any "Affiliate" (as defined below), or of any successor or assignee of such party or any Affiliate, and shall not disclose or cause to be disclosed to any third party any confidential information or trade secrets of any other party, any Affiliate, or any of their respective successors or assigns at any time prior to or after the Closing Date. The parties shall maintain and keep confidential the terms of this Stock Purchase Agreement and the negotiations preceding this Stock Purchase Agreement, except as may be required by applicable law. As used herein, "Affiliate" shall mean any affiliated or related organization of a party to this Agreement.

     6.3 PUBLICITY. No party shall, at any time on or after the date hereof through the Closing Date, issue any publicity or written or oral statement, or otherwise disclose the existence of this Stock Purchase Agreement or any of the terms or conditions hereof, or disclose the contemplation, implementation or consummation of any of the transactions intended hereby (other than to its directors, officers, employees, attorneys, financial advisors and other agents and representatives, as necessary in order to negotiate, evaluate, approve and consummate the transactions hereunder), without the prior written consent of Purchaser (in the case of Sellers) or Sellers (in the case of Purchaser), except in accordance with any of the Exceptions as set forth in Section 6.1, and except as reasonably required of Purchaser by any applicable federal or state securities law (or agency's) disclosure requirements. In the case of any written publicity or statement, the applicable party with the above right of consent shall have the right to approve in advance the specific language of any such writing, provided that such approval may not be unreasonably withheld in the event of occurrence of any of the Exceptions.

7.   CLOSING; CONDITIONS TO OBLIGATIONS TO CLOSE:

     7.1 CLOSING. The transactions contemplated by this Stock Purchase Agreement shall be consummated at the "Closing." The Closing shall take place at Miller & Holguin, 1801 Century Park East, Seventh Floor, Los Angeles, California 90067, or at such other place as may be designated by Sellers and Purchaser, on or before September 19, 1997 ("Closing Date"), or at such other time as is mutually agreed upon by the parties.

     7.2 DELIVERIES BY SELLERS. At the Closing, Sellers shall execute (as to documents calling for execution) and deliver to Purchaser the following:

          (a) Stock certificates representing all of the issued and outstanding shares of the Company, duly executed for transfer to Purchaser;

          (b) A UCC search report dated not more than five (5) days before the Closing Date issued by the California Secretary of State which shows that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name Company or Sellers as a debtor or otherwise indicating any lien on the Stock or on the assets of the Company, other than those filings specifically approved by Purchaser in writing.

          (c) A good standing certificate dated not more than two (2) days before the Closing issued by the California Secretary of State which shows Company is in good standing with such agency.

          (d) An officer's certificate signed by Company's president and its secretary, and a certificate signed by Sellers, that all of Seller's representations and warranties in this Stock Purchase Agreement are true, correct and complete, and that all covenants and conditions specified in this Stock Purchase Agreement to be fulfilled by Company have been fulfilled, and that the Articles of Incorporation and the Bylaws of Company previously provided to Purchaser are true and complete copies, as currently in effect, in the forms attached hereto as Exhibit 7.2(d).

          (e)  Non-Competition Agreement of Sellers in the form set forth in
Exhibit 7.2(e) attached hereto.

          (f) An Employment Agreement between Company and each of Sellers in the form of Exhibits 7.2(f)(i) and 7.2(f)(ii) attached hereto.

          (g) True and complete minute books and the stock register of the Company.

          (h)  True and complete copies of all contracts described in Section
3.13.

          (i)  A true and complete copy of each insurance policy listed in
Exhibit 3.15(b) hereto.

          (j) An opinion of counsel for Sellers, dated as of the Closing Date ("Sellers Opinion") in the form of Exhibit 7.2(j).

          (k) An officers certificate setting forth a copy of the resolutions adopted by Company's Board of Directors evidencing the intent to terminate all Benefit Plans (as defined in Section 3.20) as of the Closing.

          (l) An officers certificate setting forth a copy of the resolutions adopted by Company's Board of Directors authorizing the terms of this Stock Purchase Agreement, the transactions contemplated herein and the Closing and certifying as to the authority of the officers executing this Stock Purchase Agreement and any documents to be delivered by Purchaser at the Closing.

          (m) Amendments to Company's Articles of Incorporation and Bylaws allowing for the ownership of the Company's stock by a professional corporation.

          (n)  Executed copies of the Amended Leases.

          (o)  The audited Company Financial Statements.

          (p) Such other customary instruments, documents and certificates in forms reasonably satisfactory to Purchaser and Sellers as shall be necessary to carry out the intent and effectuate the purposes of this Stock Purchase Agreement and sufficient to vest in Purchaser good title to the Stock, free and clear of all Liens.

     7.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Sellers the following:

          (a) Payment of the cash portion of the Purchase Price in accordance with Section 2.3 herein and delivery of the Notes in the form of Exhibit 2.3(a).

          (b) The Employment Agreements between Purchaser and Sellers the form of such agreements as set forth in Exhibits 7.2(f)(i) and 7.2(f)(ii) attached hereto.

          (c) An officer's certificate setting forth a copy of the resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Stock Purchase Agreement by Purchasers, the transactions contemplated herein and the Closing and certifying as to the authority of the officers executing this Stock Purchase Agreement and any documents to be delivered by Purchaser at the Closing.

          (d) The Guaranty of Prospect Medical Holdings guarantying payment of the Notes.

          (e) All other instruments and documents as Sellers may reasonably request as necessary to carry out the intent and effectuate the purposes of this Stock Purchase Agreement.

          (f)  Executed copies of the Amended Leases.

          (g) Written evidence provided to Purchaser that the Company's officers and directors have resigned, and evidence that Jacob Y. Terner M.D. and Gregg DeNicola, M.D. have been named as directors and officers of Company.

          (h)  Payment of $250,000 to Dr. Yang on behalf of Company.

     7.4 CONDITIONS TO PURCHASER'S OBLIGATIONS. Purchaser's obligation to consummate the transactions contemplated by this Stock Purchase Agreement is conditioned upon satisfaction, or waiver by Purchaser in writing, of all of the following on or before the Closing Date:

          (a) The performance by Company and Sellers of all of their respective promises and agreements under this Stock Purchase Agreement that are to be performed as of the Closing, including but not limited to the procurement and delivery to Purchaser of all assignments and consents referred to in Schedule 3.3.

          (b) No suit, action, arbitration or legal, administrative or other proceeding or governmental investigation shall be pending or threatened against Purchaser, Company or Sellers seeking to restrain or enjoin the Closing, or attempting to impose a material obligation liability on Company or Sellers, in relation to or affecting the consummation of the transactions contemplated by this Stock Purchase Agreement, and no decree, executive or judicial order shall have been instituted or threatened by any governmental or regulatory authority which challenges the validity or enforceability of this Agreement or any of its terms, or which would have a materially adverse effect on the Company.

          (c) Each of the representations and warranties of Company and Sellers are true and correct in all material respects as of the Closing.

          (d) The assets of Company have not suffered any material loss or damage which is not substantially insured. Sellers shall have maintained Company in the regular course of business and Company shall have paid all of its accounts payable as they came due, and there have been no material adverse changes in the Practice from the date of this Agreement or of the Company Financial Statements, whichever is later.

          (e) Purchaser has not exercised the cancellation option under Section 9 below.

          (f)  At the Closing, the Stock shall not be subject to any Lien.

          (g) Company and Sellers shall have given all notices to any third parties, if any, made all filings, and obtained all required authorizations, consents and approval of all health plans, and all governmental agencies in connection with the matters described herein.

          (h) Sellers shall have received and delivered to Purchaser the Company Financial Statements.

          (i) Purchaser shall have received a certificate of the Secretary or other officer of the Company certifying as true and correct as of the Closing Date, a copy of the Resolutions of the Board of Directors which authorize the execution and full performance of the transaction documents and the incumbency of their respective officers.

          (j) Evidence that the certificate of merger being filed in connection with the merger of Prospect Acquisition Corporation, Inc. and Sierra Medical Management, Inc., a Delaware corporation, has been filed, or will be filed concurrently with the Closing, with the Delaware Secretary of State.

     7.5 CONDITIONS TO SELLER'S OBLIGATION. Seller's obligation to consummate the transactions contemplated by this Stock Purchase Agreement is conditioned upon satisfaction, or waiver by Company in writing, of all of the following on or before the Closing Date:

          (a) The performance by Purchaser of all of Purchaser's promises and agreements under this Stock Purchase Agreement that are to be performed as of Closing.

          (b) No suit, action, arbitration or legal, administrative or other proceeding or governmental investigation shall be pending or threatened against Purchaser, Company or Sellers in relation to or affecting the consummation of the transactions contemplated by this Stock Purchase Agreement.

          (c) Purchaser's execution and delivery of Employment Agreements with Sellers, as set forth on Exhibits 7.2(f)(i) and 7.2(f)(ii) attached hereto;

          (d) Each of the representations and warranties of Purchaser is true and correct in all material respects as of the Closing.

          (e) Sellers and the Company shall have received a certificate of the Secretary or other officer of the Purchaser certifying as true and correct the Closing Date, a copy of the Resolutions of the Board of Directors which authorize the execution and full performance of the transaction documents and the incumbency of their respective officers.

          (f) Evidence that the certificate of merger being filed in connection with the merger of Prospect Acquisition Corporation, Inc. and Sierra Medical Management, Inc., a Delaware corporation, has been filed, or will be filed concurrently with the Closing, with the Delaware Secretary of State.

          (g) Purchaser shall have caused Prospect Medical Holdings to issue the Options to Sellers.

8.   INDEMNIFICATION:

     8.1 SELLER'S INDEMNITY. Sellers shall indemnify, defend and hold Purchaser, its affiliates, and their directors, officers, employees, attorneys, and agents harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and court costs), whether known or unknown, whether suit is instituted or not, and, if instituted, whether at any trial and appellate level, exceeding $100,000 in the aggregate, that arise out of, relate to or result from any default or breach by Company or Sellers of any representation, warranty, covenant or any other material term or condition in this Stock Purchase Agreement, including the exhibits and schedules hereto. Without limiting the generality of the foregoing, except as provided in Section
8.5 herein, with respect to the measurement of damages, the Purchaser shall have the right to be put in the same financial position as it would have been in had the representations, warranties and covenants of Sellers been true and correct, had each of the covenants of Company and Sellers been performed in full, and had Company and Sellers paid, discharged and performed all of the liabilities and obligations of the Sellers.

     8.2 PURCHASER'S INDEMNITY. Purchaser shall indemnify, defend and hold Sellers harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and court costs), whether known or unknown, whether suit is instituted or not, and, if instituted, whether at any trial and appellate level, exceeding $100,000 in the aggregate, that arise out of or relate to (a) any default or breach by Purchaser of any representation, warranty, covenant or any other material term or condition in this Stock Purchase Agreement, including the exhibits and schedules hereto, or (b) the conduct of Company's business after the date of the Closing, including, without limitation, any litigation hereafter arising from such conduct occurring after the Closing Date.

     8.3  INDEMNIFICATION PROCEDURE.

          (a)  THIRD PARTY CLAIMS.

               (i) In the event any person or entity not a party to this Agreement shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an indemnified party under this Agreement, or in the event that a potential loss, damage or expense comes to the attention of any party, then the party receiving notice or aware of such event shall promptly notify the other party or parties of the claim. Within ten (10) days after notice by such third party or by the indemnified party (the "Notice") to an indemnifying party of such demand, claim or lawsuit, the indemnifying party must, at its cost and expense, retain counsel for the indemnified party to defend any such demand, claim or lawsuit, provided that counsel who will conduct the defense of such claim or litigation will be approved by the indemnified party whose approval will not unreasonably be withheld. In the event the parties cannot agree on such counsel within 30 days of the date of the Notice, the indemnified party may select its own counsel and provide for the payment of such counsel and its expenses related thereto, during the pendency of such demand, claim or lawsuit. In such cases, at the conclusion of such demand, claim or lawsuit, the parties shall select an arbitrator in accordance with the provisions set forth in Section 10.18 herein for the sole purpose of determining the responsible party for payment of such fees.

               (ii) The indemnified party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder, provided, that: (a) if the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (b) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying party, or (c) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, will consent to entry of any judgment or enter into any settlement without the consent of the indemnified party. If any indemnified party is advised by counsel chosen by it that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to and which have not been asserted by the indemnifying party, the indemnifying party will not have, at the election of the indemnified party, the right to continue the defense of such claim or action on behalf of such indemnified party and will reimburse such indemnified party and any person controlling such indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party to undertake the defense. In the event that the indemnifying party shall fail to respond within ten (10) days after receipt of the Notice, the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party. Except as explicitly provided in this Section 8.3, failure to provide Notice shall not limit the rights of such party to indemnification.

          (b) DIRECT BREACH OF AGREEMENT. In the event any party to this Stock Purchase Agreement makes a direct demand or claim for indemnification against the other party hereto for a breach or default of any representation, warranty, covenant or other material term or conditions of this Stock Purchase Agreement, the parties shall follow the arbitration procedure set forth in Section 10.18 herein.

     8.4 PAYMENT; PURCHASER'S RIGHT TO OFFSET. All amounts paid by either party pursuant to this Section 8.4 shall be on a dollar-for-dollar basis as to claims for which indemnification is to be paid. With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the indemnifying party in advance of settlement or final adjudication thereof on a current basis within thirty (30) days of receipt from the indemnified party of such supporting documentation as the indemnifying party may reasonably request. Notwithstanding anything herein to the contrary, in the event Purchaser seeks indemnification from Sellers related to claims or matters that have already been adjudicated or settled with the mutual agreement of the parties hereto, Purchaser shall have the right to offset any amounts due from Sellers under this Section 8.4 by reducing any other amounts due and payable by Purchaser to Sellers under the Notes, unless payment is agreed through other means. In the event Purchaser seeks indemnification from Sellers related to claims or matters that have not been adjudicated or settled with the mutual agreement of the parties hereto and Purchaser desires to reduce any other amounts due and payable by Purchaser to Sellers under the Notes, Purchaser shall notify Sellers of its intention to settle or pay such claim and offset payments under the Notes; provided however, that in such circumstances
Purchaser shall only reduce payments to be made under the Notes after Purchaser has paid an amount equal to the amount proposed to be paid in settlement of such third party claim into a mutually agreed upon depository account. The parties shall then follow the arbitration procedures set forth in Section 10.18 herein to determine the party responsible for making such payment.

     8.5 LIMITATION OF INDEMNITIES. The aggregate liability of (i) Purchaser, or (ii) Sellers together, shall not exceed Three Million Dollars ($3,000,000.00), including all costs, expenses and attorneys fees; provided however, that Sellers' liability shall be joint and several. Notwithstanding the foregoing, the Three Million Dollar ($3,000,000) limitation of Sellers' liability shall not apply to civil or criminal fraud or tax matters, for which Sellers' liability shall not exceed Three Million Dollars ($3,000,000) individually, for an aggregate of Six Million Dollars ($6,000,000). Such limitation of each party's liability shall include the aggregate amounts paid by such party as indemnification pursuant to the terms of the Agreement and Plan of Reorganization by and among Prospect Medical Holdings, Sierra Medical Management, Inc., Sinnadurai E. Moorthy, M.D., Karunyan Arulanantham, M.D. and Jayaratnam Jayakumar provided further, that any amounts paid by Prospect Medical Holdings or any of its affiliates pursuant to such agreement shall count toward the maximum owed by Purchaser herein.

9.   PURCHASER'S CANCELLATION OF STOCK PURCHASE AGREEMENT:

     9.1 JEOPARDY. In the event the performance by Sellers of any term, covenant, condition or provision of this Agreement should be in violation of any statute, ordinance, or be otherwise deemed illegal, by a state or federal court or governmental agency (collectively, "Jeopardy Event"), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Stock Purchase Agreement to remove or negate the effect of the Jeopardy Event. In the event the parties are unable to negotiate such an amendment within thirty (30) days following written notice by either party of the Jeopardy Event, then Purchaser may cancel this Agreement immediately upon written notice ("Cancellation Option").

     9.2 EXERCISE OF CANCELLATION OPTION. In the event Purchaser exercises the Cancellation Option described above, it shall so notify Company in writing and each party shall return forthwith all originals and copies of any financial or other records, instruments, or other documents it has received from the other party and, except as provided in this Agreement, all of the parties' respective rights and obligations hereunder shall terminate immediately. Notwithstanding the foregoing, the parties' respective obligations under Section 6.2 above shall survive Purchaser's exercise of said Cancellation Option.

10.  MISCELLANEOUS

     10.1 RISK OF LOSS. Until the Closing, Sellers shall bear all risk of loss, damage or destruction to the assets of the Company and Stock which does not result from a breach by Purchaser of its representations, warranties or covenants herein set forth.

     10.2 NO THIRD PARTY BENEFICIARIES. The parties intend that the benefits of this Stock Purchase Agreement shall inure only to Purchaser, Company and the Sellers except as expressly so stated herein. Notwithstanding anything contained herein, or any conduct or course of conduct by any party hereto, before or after signing this Stock Purchase Agreement, this Stock Purchase Agreement shall not be construed as creating any right, claim or cause of action against Purchaser, Company or Sellers by any other person or entity.

     10.3 ENTIRE AGREEMENT. This Stock Purchase Agreement, together with all exhibits and schedules hereto, and all documents referred to herein (including without limitation any ancillary agreements), constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof. Each party to this Stock Purchase Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Stock Purchase Agreement shall be valid or binding.

     10.4 SUCCESSORS AND ASSIGNS. This Stock Purchase Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Stock Purchase Agreement or the rights, interests or obligations hereunder; provided, however, that to the extent permitted by applicable law Purchaser, after the Closing may, (i) assign any or all of its rights and interests hereunder to Imperial Bank or its nominees or to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser shall remain liable and responsible for the performance of all of its obligations hereunder). Any assignment or delegation in contravention of this
Section 10.4 shall be null and void.

     10.5 COUNTERPARTS. This Stock Purchase Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

     10.6 HEADINGS. The section headings contained in this Stock Purchase Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Stock Purchase Agreement.

     10.7 NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery or upon delivery by facsimile or e-mail; twenty-four (24) hours following deposit with a courier for overnight delivery;

or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Sellers:      Sinnadurai E. Moorthy, M.D.
                    44725 10th Street West, Suite 250
                    Lancaster, CA 93534

                    Karunyan Arulanantham, M.D.
                    1675 Staffordshire Drive
                    Lancaster, California 93534

                    The Arulanantham Charitable Remainder Trust
                    c/o Karunyan Arulanantham, M.D.
                    1675 Staffordshire Drive
                    Lancaster, California 93534

     with copy to:  Jack Goldman, Esq.
                    Arter & Hadden
                    700 S. Flower St., Suite 3000
                    Los Angeles, California 90017

If to Purchaser:    Jacob Y. Terner, M.D.
                    Prospect Medical Group, Inc.
                    18200 Yorba Linda Blvd., Suite 409
                    Yorba Linda, California 92686

     with copy to:  Dale S. Miller, Esq.
                    Miller & Holguin
                    1801 Century Park East, 7th Floor
                    Los Angeles, California 90067

     10.8 GOVERNING LAW. This Stock Purchase Agreement shall be governed by and construed in accordance with the laws of the State of California.

     10.9 AMENDMENT. This Stock Purchase Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

     10.10 SPECIFIC PERFORMANCE. Sellers acknowledge, and agree with Purchaser that, in the event either Seller terminates this Stock Purchase Agreement or otherwise fails to close, Purchaser would be irreparably damaged thereby and that monetary damages would not provide an adequate remedy. Accordingly, it is agreed that, in addition to any other remedies that Purchaser may have at law or in equity, Purchaser shall be entitled to specific performance and injunctive relief to prevent such a breach and specifically to enforce the terms and provisions hereof in any action instituted in a court of competent jurisdiction.

     10.11 SEVERABILITY. If any provision of this Stock Purchase Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Stock Purchase Agreement.

     10.12 FEES AND EXPENSES. Except for accountant's fees directly related to the audit of the Company, which fees the parties agree are to be paid by Purchaser, or as otherwise explicitly set forth otherwise in writing signed by the parties, Sellers and Purchaser agrees to bear their own expenses including, without limitation, attorneys' fees in connection with the preparation of this Stock Purchase Agreement and the transactions contemplated hereby. Sellers further agree that all legal fees exceeding $30,000 incurred in connection with this Stock Purchase Agreement and the transactions contemplated hereby shall be the responsibility of Sellers and not Company.

     10.13 EXHIBITS AND SCHEDULES. All exhibits and schedules attached to this Stock Purchase Agreement are incorporated herein by this reference and all references herein to "Stock Purchase Agreement" shall mean this Stock Purchase Agreement together with all such exhibits and schedules, and all ancillary agreements to be delivered at Closing.

     10.14 SURVIVAL OF INDEMNIFICATION, REPRESENTATIONS AND WARRANTIES. Except as expressly stated to the contrary herein, the indemnifications, representations and warranties of the parties contained in this Stock Purchase Agreement or in any certificate or document delivered pursuant to the provisions hereof shall survive the Closing Date for a period of three (3) years and shall not be affected by any investigation made by or on behalf of Purchaser, Company or Sellers.

     10.15 TIME OF ESSENCE. Time is expressly made of the essence of this Stock Purchase Agreement and each and every provision hereof of which time of performance is a factor.

     10.16 WAIVERS. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party's rights under such provisions at any other time or a waiver of the party's rights under any other provision of this Stock Purchase Agreement. No failure by any party to take any action against any breach of this Stock Purchase Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Stock Purchase Agreement or to take action against such breach or default or any subsequent breach or default by the other party. To be effective any waiver must be in writing and signed by the waiving party.

     10.17 ATTORNEYS' FEES. Subject to the rights and obligations of the parties set forth in Article 8, should any party institute any action or procedure to enforce this Stock Purchase Agreement or any provision hereof, or for damages by reason of any alleged breach of this Stock Purchase Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

     10.18 ARBITRATION. The parties firmly desire to resolve all disputes arising hereunder without resort to litigation in order to protect their respective business reputations and the confidential nature of certain aspects of their relationship. Accordingly, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration as set forth below.

          (a) All disputes which in any manner arise out of or relate to this Agreement or the subject matter thereof, shall be resolved exclusively by arbitration in accordance with the provisions of this Section 10.18. Either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the controversy, the dollar amount involved, if any, and the remedies sought, and attaching a copy of this Section to the demand.

          (b) The parties stipulate to arbitration before a single, mutually agreed upon arbitrator sitting on the Los Angeles, California Judicial Arbitration Mediation Services (JAMS) panel. In the event that the parties are unable to agree upon the person chosen as arbitrator within 30 days of the demand for arbitration, the arbitrator shall be selected in the sole discretion of the JAMS administrator. The arbitrator shall be a member of the California bar.

          (c) The parties shall share all costs of arbitration. The prevailing party shall be entitled to reimbursement by the other party of such party's attorneys' fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

          (d) The substantive law of the State of California shall be applied by the arbitrator. All proceedings in arbitration shall be in accordance with the California Code of Civil Procedure, as amended, and the parties shall have the right to legal discovery in any matter submitted to arbitration in satisfaction of California Code of Civil Procedure Section 1283.05, as permitted by California Code of Civil Procedure Section 1283.1(b).

          (e) Arbitration shall take place in Los Angeles, California unless the parties otherwise agree. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

          (f) All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator's judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

          (g) Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar equitable relief.

          (h) The decision and award of the arbitrator shall be kept confidential by the parties to the greatest extent possible. No disclosure of such decision or award shall be made by the parties except as required by law or as necessary or appropriate to effect the enforcement thereof.

          (i) Should either party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.


     10.19 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Stock Purchase Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Stock Purchase Agreement.

     10.20 FURTHER ASSURANCES. The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Stock Purchase Agreement and the intentions of the parties hereto.

          IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first written above.

                              "PURCHASER"
                              PROSPECT MEDICAL GROUP, INC.,
                              a California professional corporation


                              By:  /s/ JACOB Y. TERNER M.D.
                                   ------------------------------------
                              Its:             VP
                                   ------------------------------------

                              "COMPANY"
                              SIERRA PRIMARY CARE MEDICAL GROUP, INC.
                              a California professional corporation


                              By:  /s/ KARUNYAN ARULANANTHAM
                                   ------------------------------------
                                   Karunyan Arulanantham, President
                                   ---------------------

                              "SELLERS"


                              By:  /s/ SINNADURAI E. MOORTHY
                                   ------------------------------------
                                   Sinnadurai E. Moorthy, M.D.


                              By:  /s/ KARUNYAN ARULANANTHAM
                                   ------------------------------------
                                   Karunyan Arulanantham, M.D.


                              THE ARULANANTHAM CHARITABLE
                              REMAINDER TRUST


                              By:  /s/ KARUNYAN ARULANANTHAM
                                   ------------------------------------
                                   Karunyan Arulanantham, M.D. Trustee

SPOUSAL JOINDER AND CONSENT

I am the spouse of Sinnadurai E. Moorthy, M.D., Seller. To the extent that I have any interest in any of the Stock (as that term is defined in the Stock Purchase Agreement), I hereby join in the Stock Purchase Agreement and agree to be bound by its terms and conditions to the same extent as my spouse. I have read the Stock Purchase Agreement, understand its terms and conditions, and to the extent that I have felt it necessary, I have retained independent legal counsel to advise me concerning the legal effect of this Stock Purchase Agreement and this Spousal Joinder and Consent.

I understand and acknowledge that Purchaser is significantly relying on the validity and accuracy of this Spousal Joinder and Consent in entering into this Stock Purchase Agreement.

Executed this 23rd day of September, 1997
              ----        ---------

Signature: /s/ C.S. MOORTHY
           ----------------

Printed or Typed Name: CLAUDIA SHANTHI MOORTHY
                       -----------------------

SPOUSAL JOINDER AND CONSENT

I am the spouse of Karunyan Arulanantham, M.D., Seller. To the extent that I have any interest in any of the Stock (as that term is defined in the Stock Purchase Agreement), I hereby join in the Stock Purchase Agreement and agree to be bound by its terms and conditions to the same extent as my spouse. I have read the Stock Purchase Agreement, understand its terms and conditions, and to the extent that I have felt it necessary, I have retained independent legal counsel to advise me concerning the legal effect of this Stock Purchase Agreement and this Spousal Joinder and Consent.

I understand and acknowledge that Purchaser is significantly relying on the validity and accuracy of this Spousal Joinder and Consent in entering into this Stock Purchase Agreement.

Executed this 23rd day of September, 1997
              ----        ---------

Signature: /s/ INPAMANI S. ARULANANTHAM
           ------------------------------------

Printed or Typed Name: INPAMANI S. ARULANANTHAM
                       ------------------------

                                     EXHIBITS TO
                                    AGREEMENT FOR
                            THE PURCHASE AND SALE OF STOCK
                                          OF
                       SIERRA PRIMARY CARE MEDICAL GROUP, INC.


2.1(a)      Option -- Sinnadurai E. Moorthy, M.D. -- filed herewith as
            Exhibit 10.36
2.1(b)      Option -- Karunyan Arulanantham, M.D. -- filed herewith as
            Exhibit 10.37
2.3(a)(i)   Contingent Promissory Note -- Sinnadurai E. Moorthy, M.D. -- filed herewith as Exhibit 10.35
2.3(a)(ii)  Contingent Promissory Note -- Karunyan Arulananthm, M.D. -- filed herewith as Exhibit 10.34
3.2         Restrictions on Transfers
3.3         Consents
3.4         Default
3.5         Financial Statements
3.8(a)(ii)  Material Changes
3.8(b)(ii)  Compensation
3.10        Liens
3.11        Personal Property
3.13        Contracts
3.13(e)     Company Leases
3.14        Powers of Attorney
3.15(a)     Litigation
3.15(b)     Insurance Policies of Company
3.20        Employees
3.21        Employee Entitlement Programs
3.23        Governmental Inspections of Company
3.24        Environmental Conditions
3.26        Bank and Financial Accounts and Investments
3.27        Subsidiaries and Affiliates
3.29        Intellectual Property
4.10(a)     Litigation of Purchaser
4.10(b)     Insurance of Purchaser
4.13        Governmental Inspections of Purchaser
5,1         Amended Leases
5.2         Guaranty of Payment of Notes -- filed herewith as Exhibits 10.40 and
            10.41
5.5         Form of Amended and Restated Management Services Agreement -- filed herewith as Exhibit 10.39
5.6         Form of Assignable Option Agreement -- filed herewith as Exhibit 10.33
7.2(d)      Form of Officers' Certificate and Form of Sellers' Certificates
7.2(e)      Form of Non-Competition Agreement -- filed herewith as Exhibits
            10.44 and 10.45


                                    34




7.2(f)(i)   Form of Sellers' Employment Agreement -- Sinnadurai E. Moorthy,
            M.D. -- filed herewith as Exhibit 10.43
7.2(f)(ii)  Form of Sellers' Employment Agreement -- Karunyan Arulanantham,
            M.D. -- filed herewith as Exhibit 10.42
7.2(j)      Form of Opinion of Sellers' Counsel


1 The Registrant hereby undertakes to provide to the Securities and Exchange Commission upon request copies of any of the exhibits listed above not otherwise filed with this Form S-1 Registration Statement as noted above.


                                    35